Astea Reports Full Year 2014 and Fourth Quarter Results

Major Increase in SaaS Deferred Revenues

HORSHAM, Pa., March 31, 2015 /PRNewswire/ -- Astea International Inc. (OTCQB: ATEA), a global provider of service management and mobile workforce solutions, today released its fourth quarter and year-end financial results for fiscal 2014.

"2014 was marked by greatly improved financial results on a non-GAAP basis, market expansion, product innovations and larger deals. All regions contributed to our growth, with particular success in Europe. We signed some very significant customers, including many of the largest, most recognized companies in the world. These deals consisted of large user counts with multi-country deployments. Being the chosen vendor for these Fortune 1000 companies speaks volumes about our ability to demonstrate our value proposition from having the most complete and feature-rich solution," stated Zack Bergreen, CEO of Astea International. "As stated throughout the past year, our focus is on building a strong cloud business to complement our traditional on-premise business; because this provides substantial benefits to prospects, existing customers and shareholders. We are aggressively pursuing new cloud-based customer opportunities in order to drive our transition to becoming the dominant cloud company in our industry. Our professional services backlog continues to grow significantly. We are actively hiring and deploying resources throughout the world. In addition to our growing list of new customers, Astea's existing install base continues to expand our solution footprint with additional users and further expansion to new geographies. Our customers are globally leveraging our solution in more than 25 countries."

For the quarter ended December 31, 2014, Astea reported revenues of $5.5 million compared to revenues of $5.0 million for the same period in 2013. Net loss to shareholders for the quarter was ($0.8 million) or ($0.21) per share, compared to net loss to shareholders of ($1.0 million) or ($0.28) per share for the same period in 2013. For the 2014 fiscal year, the Company reported revenues of $20.7 million compared to revenues of $20.3 million for the same period in 2013. The net loss available to shareholders was ($3.8 million) or ($1.07) per share in 2014, compared to a net loss to shareholders of ($3.3 million) or ($0.92) per share for the same period in 2013.

Rick Etskovitz, CFO of Astea International stated, "Although our GAAP-reported results appear disappointing, our operations actually improved significantly in 2014 as our adjusted EBITDA showed substantial gains over last year. In the financial table below, we reconcile reported earnings to EBITDA plus the change in deferred professional services revenue from cloud services for the comparable periods reported in the 10Q. We believe that this earnings metric, which we refer to as "Adjusted EBITDA", is a more meaningful measure of our operating results that eliminates the differences in earnings, constrained by generally accepted accounting principles, that differentiate revenue recognition on perpetual license sales and related implementation service revenues from revenue recognition on subscription license sales and its related professional services on implementations. It is also a useful measure for planning purposes, as we feel it better reflects operating activities. As seen below, our adjusted EBITDA improved by $.7 million for the quarter ended December 31, 2014 compared to the same quarter last year. For the year ending December 31, 2014, our adjusted EBITDA is $.2 million compared to a loss of ($3.0 million), an improvement of $3.2 million for 2014."

Mr. Etskovitz also stated, "Furthermore, since December 2013, our accelerated shift to the cloud has resulted in increasing our monthly contracted recurring revenues by 237% and increasing our monthly recurring users by 239%. Deferred revenue related to cloud customers, consisting of subscription fees and implementation services which we are not yet reporting as revenue due to restrictions in the GAAP accounting rules related to revenue recognition of hosting revenues, increased by $322,000 in the fourth quarter. For 2014, deferred revenues related directly to cloud services quadrupled from $.7 million at the end of 2013 to $2.8 million at the end of 2014."

Outlook
Mr. Bergreen concluded, "Our transfer to the OTCQB market has gone very smoothly and we are experiencing increased interest in the Company, which is evidenced by our increased trading volume. We feel this market is a more appropriate place for a company of our size to be trading. In terms of our transition to the cloud, we are extremely pleased with our progress through 2014 as we are seeing consistent, substantial increases in our subscriber base and expect that momentum to continue throughout 2015. Our partner ecosystem expansion strategy has contributed to our overall success. We have already signed some very impressive customers in conjunction with our partners, and we anticipate even more momentum and stronger growth from our partner community moving forward. Our product solution suite remains the most comprehensive on the market today, and we are committed to continue innovating in order to drive compelling benefits and value for our customers and prospects."

Conference Call Information
Astea will host a conference call that will be broadcast live over the Internet on Tuesday, March 31, 2015 at 4:30pm ET to discuss the Company's fourth quarter and full year 2014 financial results. Investors may access the call from the Company's Web site at http://www.astea.com/en/about-us/investors/page.aspx. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2015 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Results
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains Non-GAAP financial measures. The Company's management believes the Non-GAAP financial information provided in this release is useful to investors' understanding and assessment of the Company's on-going core operations and prospects for the future. Management also uses both GAAP and Non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors. The Non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Reconciliations between GAAP measures and Non-GAAP measures are provided later in this press release.

Financial Tables Follow

Astea International Inc.
Reconciliation of Reported Net (Loss) to EBITDA plus Change in Deferred Hosting Professional Services, Less Capitalized Software Development Costs
($ in '000's)

	Quarter Ending		Year Ending
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Net loss, as reported	(639)	(942)	(3,447)	(2,996)

Add back:
Interest expense	25	35	124	67
Income taxes	3	23	61	83
Depreciation and amortization	1,019	697	3,836	2,185

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	408	(187)	574	(661)

Increase (decrease) in deferred hosting	211	(55)	723	194
Increase (decrease) in deferred professional services - hosting	110	152	1,386	532
Capitalized software development costs	(637)	(500)	(2,532)	(3,021)

EBITDA plus change in deferred hosting services less capitalized software development costs	92	(590)	151	(2,956)

CONTACT: Investor Relations Contact: Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com